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                                                                    EXHIBIT 99.1


[MSX INTERNATIONAL LOGO]


                                              DAVID CRITTENDEN -- FINANCIAL
FOR IMMEDIATE RELEASE                         MSX INTERNATIONAL
DATE:  AUGUST 8, 2003                         248-829-6031
                                              DCRITTENDEN@MSXI.COM

                                              BRUCE WAGNER -- MEDIA
                                              MSX INTERNATIONAL
                                              248-829-6254
                                              BWAGNER@MSXI.COM



MSX INTERNATIONAL ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

SOUTHFIELD, MICH., AUGUST 8, 2003 -- MSX International, a global provider of technical business services, announced sales totaling $185.7 million for the second fiscal quarter of 2003, which ended June 29, 2003. This compares to $183.4 million in the first fiscal quarter ended March 30, 2003, and $212.1 million in the same quarter one year ago.

The company's second quarter operating income of $6.8 million, an 18.1% improvement over the second quarter of 2002, reflects the net impact of cost reduction actions. Included in operating results for the second quarter are $0.6 million of additional severance and related charges that are expected to generate future savings. The company recorded modest net income of $110 thousand in the second quarter.

Thomas T. Stallkamp, vice chairman and chief executive officer, commented, "We continue to achieve the financial milestones in our 2003 business plan. We remain vigilant in our continuing focus on lean operations and disciplined cash flow management."

Gross profit in the second quarter of 2003 was $23.1 million, or 12.4% of net sales. This compares to $26.6 million, or 12.5% of net sales one year earlier. Total gross profit declined 13.2% due to reduced volumes and pricing pressure. Cost reduction actions have substantially mitigated the impact of these changes on gross margin expressed as a percentage of net sales. Selling, general and administrative expenses decreased $5.0 million to $15.7 million in the second quarter of 2003, reflecting overhead cost savings achieved in the past year.

On August 1, 2003, MSX International completed its previously-announced private offering of senior secured notes due October 15, 2007. Net proceeds from the

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transaction were used to repay existing bank indebtedness that was scheduled to mature from December 2004 through 2006.

MSX International will host a conference call at 10:00 a.m. EDT on Monday, August 11, to review these results and discuss recent changes in its capital structure. To listen to the call, dial 212-346-7475 and provide reservation number 21156350. A replay of the call will be available beginning at 12:00 p.m. EDT Monday, August 11, at 800-633-8284 (Domestic) or 402-977-9140
(International), with the same reservation number.

MSX International, headquartered in Southfield, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today's technologies to deliver a collaborative, competitive advantage. MSX International has over 7,000 employees in 25 countries. Visit their Web site at http://www.msxi.com.

                                       ###
             ------------------------------------------------------

Certain of the statements made in this press release including the success of restructuring activities and other operational improvements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed under the heading "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K (dated March 27, 2003), and in other filings with the Securities and Exchange Commission.

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                             MSX INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
        for the fiscal quarters and fiscal six months ended June 29, 2003 and June 30, 2002


                                                          FISCAL QUARTER ENDED     FISCAL SIX MONTHS ENDED
                                                         ----------------------    -----------------------
                                                                       JUNE 30,                 JUNE 30,
                                                          JUNE 29,      2002       JUNE 29,       2002
                                                           2003     (AS RESTATED)    2003     (AS RESTATED)
                                                         ---------  ------------   ---------  -------------
                                                                           (in thousands)
Net sales                                                $ 185,735    $ 212,141    $ 369,086    $ 417,614
Cost of sales                                              162,634      185,540      325,808      364,360
                                                         ---------    ---------    ---------    ---------

     Gross profit                                           23,101       26,601       43,278       53,254

Selling, general and administrative expenses                15,722       20,684       31,426       40,549
Restructuring and severance costs                              565          147        1,996          425
                                                         ---------    ---------    ---------    ---------

     Operating income                                        6,814        5,770        9,856       12,280

Interest expense, net                                        6,633        6,306       13,308       12,567
                                                         ---------    ---------    ---------    ---------

     Income (loss) before income taxes, minority
        interests, and equity in affiliates                    181         (536)      (3,452)        (287)

Income tax provision                                           132        1,566          233        1,667
 Less minority interests and equity in affiliates, net
    of taxes                                                   (61)         378         (235)         616
                                                         ---------    ---------    ---------    ---------

     Income (loss) before cumulative effect of
       accounting change for goodwill impairment               110       (2,480)      (3,450)      (2,570)

Cumulative effect of accounting change for goodwill
    impairment, net of taxes of $9,745                           -            -            -      (38,102)
                                                         ---------    ---------    ---------    ---------

     Net income (loss)                                         110       (2,480)      (3,450)     (40,672)

Preferred stock dividends                                   (2,261)      (2,007)      (4,455)      (3,956)
                                                         ---------    ---------    ---------    ---------

     Net loss available to common shareholders           $  (2,151)   $  (4,487)   $  (7,905)   $ (44,628)
                                                         =========    =========    =========    =========

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                             MSX INTERNATIONAL, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
       for the fiscal quarters and fiscal six months ended June 29, 2003 and June 30, 2002



                                                     FISCAL QUARTER ENDED         FISCAL SIX MONTHS ENDED
                                                 ----------------------------  ----------------------------
                                                 JUNE 29, 2003  JUNE 30, 2002  JUNE 29, 2003  JUNE 30, 2002
                                                 -------------  -------------  -------------  -------------
                                                                       (in thousands)
RECONCILIATION OF EBITDA:

    OPERATING INCOME                               $    6,814     $    5,770     $    9,856     $   12,280

      Michigan Single Business and similar taxes          901            902          1,776          1,793
                                                   ----------     ----------     ----------     ----------

    EBIT, AS DEFINED                                    7,715          6,672         11,632         14,073

      Depreciation                                      4,686          4,606          9,445          9,123
      Severance costs                                     565            147          1,996            425
                                                   ----------     ----------     ----------     ----------

    EBITDA BEFORE SEVERANCE, AS DEFINED            $   12,966     $   11,425     $   23,073     $   23,621
                                                   ==========     ==========     ==========     ==========

EBITDA is presented as additional information because management believes it to be a useful indicator of the company's ability to meet debt service obligations and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles).